Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS  Q1  2008 REVENUES UP 48%; NET INCOME  UP 220%:

TOTAL REVENUES $88.3 MILLION; NET PRODUCT REVENUES $87.9 MILLION

GAAP Basic and Diluted Net Income of $0.32 and $0.26 Per Share, Respectively

NON-GAAP Basic and Diluted Net Income of $0.41 and $0.34 Per Share, Respectively

Earnings Conference Call & Webcast Today (With Slides) at 5:00 pm EDT

Lexington, MA, April 17, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today reported results for the first quarter ended March 31, 2008. Cubist’s net revenues from CUBICIN® (daptomycin for injection) increased 48% from the prior year, from $59.4 million in the first quarter of 2007 to $87.9 million in the first quarter of 2008.  U.S. net product revenue for the first quarter of 2008 was $86.1 million. Cubist’s total revenues for the first quarter of 2008 increased 48% over the first quarter of 2007 from $59.5 million in the first quarter of 2007 to $88.3 million in the first quarter of 2008.

Net income for the first quarter ended March 31, 2008, on a GAAP basis was $17.9 million, or $0.32 and $0.26 per basic and diluted share, as compared to net income of $5.6 million, or $0.10 per basic and diluted share for the first quarter of 2007. First quarter 2008 GAAP net income includes $2.8 million, or $0.05 and $0.04 per basic and diluted share, respectively, in stock-based compensation expenses. First quarter 2008 GAAP net income also includes a one-time, non-cash, charge of $2.3 million related to the write off of assets disposed of to build new laboratory space at 65 Hayden Avenue.

Non-GAAP net income for the first quarter ended March 31, 2008, excluding the charges mentioned above, was $23.0 million, or $0.41 and $0.34 per basic and diluted share, respectively.

As of March 31, 2008, Cubist had $331.1 million in cash, cash equivalents and investments. The total number of common shares outstanding at March 31, 2008 was 56,241,087.

Use of Non-GAAP Financial Measures

Cubist adopted FAS 123(R) on January 1, 2006 using the modified prospective method, which resulted in the recognition of stock-based compensation expenses in the statement of operations from 2006 onward without adjusting the prior years. Cubist uses non-GAAP net income (loss) and non-GAAP net income (loss) per share data to improve its analysis of operational results and trends. Cubist’s management also uses these non-GAAP figures to make financial and operational decisions as these numbers exclude non-operational activities. These measures should not be considered an alternative to measurements required by GAAP, such as net income (loss) and net income (loss) per share, and should not be considered measures of our liquidity.  A reconciliation between non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast to discuss its first quarter 2008

Financial results, business activities and financial outlook.

WHEN:  Thursday, April 17, 2008 at 5:00 p.m. EDT

LIVE DOMESTIC & CANADA CALL-IN: 877-407-0778

LIVE INTERNATIONAL CALL-IN:  201-689-8565

24-HOUR REPLAY DOMESTIC & CANADA:  877-660-6853

24-HOUR REPLAY INTERNATIONAL:  201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):
ACCOUNT #: 286  CONFERENCE ID #: 274880

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:
www.cubist.com

Replay will be available for 30 days at www.cubist.com

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections.)  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Tables Follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Cash, cash equivalents and investments	$331,144	$398,184
Accounts receivable, net	35,167	29,075
Inventory	17,622	18,733
Property and equipment, net	51,248	50,150
Other assets	34,696	38,373

Total assets	$469,877	$534,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$39,284	$65,299
Deferred revenue	18,133	17,816
Debt, capital lease obligations and other long-term liabilities	303,450	352,698
Total liabilities	360,867	435,813

Total stockholders’ equity	109,010	98,702

Total liabilities and stockholders’ equity	$469,877	$534,515

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2008		2007
Revenues:
U.S. product revenues, net	$86,058		$57,525
International product revenues	1,804		1,910
Other revenues	423		44
Total revenues, net	$88,285		$59,479

Costs and expenses:
Cost of product revenues	19,348		16,738
Research and development	22,364		15,870
Sales and marketing	19,983		14,994
General and administrative	11,433		7,720
Total costs and expenses	73,128		55,322

Operating income	15,157		4,157

Other income, net	3,327		1,610

Income before income taxes	18,484		5,767

Provision for income taxes	606		166

Net income	$17,878		$5,601

Basic net income per common share	$0.32		$0.10
Diluted net income per common share	$0.26	(a)	$0.10

Shares used in calculating:
Basic net income per share	56,220,709		55,118,813
Diluted net income per share	68,042,120		56,946,557

(a) Includes add back of interest expense, debt issuance costs and gain on repurchase of 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended
	March 31,
	2008		2007

GAAP net income	$17,878		$5,601

Stock-based compensation expense under SFAS 123(R)	2,764		2,639

Write off of assets disposed of to build new lab space	2,323		—

Non-GAAP proforma net income	$22,965		$8,240

Non-GAAP basic net income per common share	$0.41		$0.15
Non-GAAP diluted net income per common share	$0.34	(a)	$0.14

Shares used in calculating:
Non-GAAP basic net income per common share	56,220,709		55,118,813
Non-GAAP diluted net income per common share	68,042,120		56,946,557

(a) Includes add back of interest expense, debt issuance costs and gain on repurchase of 2.25% notes to income, net of tax effect